SECURITIES AND EXCHANGE COMMISSION

                                    WASHINGTON, D.C. 20549

                                           FORM 8-K

                                        CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 23, 1997


                                U.S. ENERGY CORP.
              Exact Name of Registrant as Specified in its Charter)

        Wyoming                          0-6814                  83-0205516
-----------------------------       ---------------          -------------------
(State or other                     (Commission              (I.R.S. Employer
jurisdiction of                     File No.)                Identification No.)
incorporation)


Glen L. Larsen Building
877 North 8th West
Riverton, WY                                                     82501
----------------------------------------------------          ------------------
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code:  (307) 856-9271


                                 Not Applicable
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.        OTHER EVENTS

        On June 23, 1997, Registrant and its 52% owned subsidiary, Crested Corp., a Colorado corporation ("Crested") doing business with the Registrant in a joint venture under the designation USECC, signed an Agreement with Kennecott Uranium Company, a Delaware corporation ("Kennecott"), for the right to acquire Kennecott's interest in the Green Mountain Mining Venture ("GMMV") for $15 million and other consideration. Registrant and Crested own one-half of the GMMV, a joint venture formed to mine and mill uranium. Kennecott is directly owned by Kennecott Energy and Coal Company, headquartered in Gillette, Wyoming ("KECC") and is ultimately owned by Rio Tinto plc of London England. Kennecott paid Registrant and USECC the sum of $4 million on signing ($2 million each to Registrant and Crested) and committed to provide the GMMV up to $16 million for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. The work to develop the proposed Jackpot Mine and ready the Sweetwater Mill for operations will be undertaken by USECC as lessee under a Mineral Lease Agreement between the GMMV and USECC (the "Mineral Lease") and as an independent contractor under a Contract Services Agreement between Kennecott, as manager of the GMMV, and USECC (the "Mill Contract"), respectively. Both the Mineral Lease and the Mill Contract, as well as a Fourth Amendment of the GMMV Mining Venture Agreement among Kennecott, Registrant and USECC (the "Fourth Amendment of the GMMV Agreement"), were executed simultaneously with the Acquisition Agreement.

        The $16 million to be provided by Kennecott to the GMMV was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a Promissory Note (the "Note") bearing interest at 10.5% per annum starting April 1999 until paid in full. The Note is payable quarterly out of 20% of cash flow from the GMMV properties, but not more than 50% of the earnings for such quarter from the GMMV operations, before interest, income tax, depreciation and amortization. It is secured by a first mortgage lien against Kennecott's interest in the GMMV pursuant to a Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Proceeds, Rents and Leases granted by Kennecott to KEC (the "Mortgage"). The failure to place into production an economically viable uranium mine on the mortgaged property by December 31, 2005 would entitle the KEC to accelerate payment of the Note. Otherwise, any balance remaining on the Note will be due and payable in June 2010. Registrant and USECC or the legal entity that acquires Kennecott's interest in the GMMV, will assume the Note and the Mortgage at closing of the acquisition. If the acquisition does not close for any reason KECC will assure that Kennecott performs it obligations under the Note and the Mortgage.

        The GMMV was formed in June 1990 (Registrant's fiscal 1991) among Registrant, USECC and Kennecott to explore for, develop, mine and mill uranium ore from the Jackpot deposit and other lode mining claims on Green Mountain in Fremont County, Wyoming. (See Items 1 and 2, Business and Properties in Registrant's Form 10-K/A for fiscal year ended May 31, 1996 for more information concerning the GMMV.) At the time of the formation of the


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GMMV,  Kennecott paid Registrant and USECC $15 million for a 50% interest in the
GMMV mining claims and certain other rights and agreed to fund the first $50 million (in dollars of the day) of GMMV expenditures pursuant to approved plans and budgets. To date, Kennecott has spent approximately $20.3 million of such planned expenditures on exploration drilling, maintaining the GMMV properties, including the Sweetwater Mill that the GMMV acquired in Registrant's 1993 fiscal year, on a care and maintenance basis and conducting numerous studies needed to support GMMV's applications for permits to develop the proposed Jackpot Mine and to convert the Sweetwater Mill license from standby to operational. With the execution of the Mineral Lease and Mill Contract, USECC will take over from Kennecott the development of the proposed Jackpot Mine and nearby Big Eagle Mine and will work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16 million to be provided to the GMMV by Kennecott and, under the Fourth Amendment of the GMMV Agreement, Kennecott will be entitled to a credit against the $50 million commitment, in the amount of two dollars for each one dollar of such funds provided by Kennecott to the GMMV and the $4 million paid to Registrant and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will satisfy the balance of Kennecott's initial funding commitment to the GMMV.

        Closing of the acquisition is scheduled for July 31, 1998 and is subject to Registrant and USECC satisfying several conditions including: (i) the acquiring entity must have a market capitalization of at least $200 million;
(ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) Registrant and USECC shall have replaced, or caused the replacement of, approximately $25 million of reclamation bonds, guarantees, indemnification agreements and suretyship agreements posted by Kennecott on behalf of the GMMV and (iv) Registrant and USECC, or the acquiring entity, must pay $15 million to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16 million Note and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to another date not later than October 30, 1998. The parties to the Acquisition Agreement also executed a mutual
General Release with respect to any and all claims that they may have with respect to prior disputes concerning the GMMV.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   U. S. ENERGY CORP.



Dated:  July 3, 1997                        By:       s/ Max T. Evans
                                                   ----------------------------
                                                   Max T. Evans, Secretary



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